Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees and Shareholders of Highland Funds II:

We consent to the use of our reports dated November 26, 2014, with respect to the financial statements of Highland Dividend Equity Fund, Highland Premier Growth Equity Fund, Highland Small-Cap Equity Fund, Highland Fixed Income Fund, Highland Tax-Exempt Fund, Highland Global Allocation Fund, Highland Total Return Fund and Highland Energy MLP Fund (collectively the “Funds”), as of September 30, 2014, incorporated herein by reference and to the references to our firm under the headings “FINANCIAL HIGHLIGHTS” in the prospectus, “FINANCIAL STATEMENTS” in the statement of additional information and “INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM” in the prospectus and statement of additional information.

/s/ KPMG LLP

Boston, Massachusetts

January 28, 2015